Standard Register

Dividend Reinvestment and Stock Purchase Plan Prospectus

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Corporation since the date hereof.  This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

To Our Shareholders

Standard Register is pleased to offer you the opportunity to reinvest your dividends automatically in The Standard Register Company through our Dividend Reinvestment and Stock Purchase Plan.  Shareholders may opt to participate in the Plan, directing their quarterly cash dividends to The Bank of New York who will serve as agent for Plan participants and will purchase additional shares of Standard Register Common Stock on behalf of participants.  The dividends, which may be supplemented with additional cash investments of a minimum of $25 per purchase and a maximum of $60,000 per year, are then applied toward the purchase of additional shares of Standard Register Common Stock.

We are implementing this Plan in response to a number of requests from our shareholders.  We believe that the Plan will provide shareholders with a prompt, systematic and convenient method to purchase additional shares without incurring brokerage commission fees.  This Plan is optional and allows shareholders to enroll all or a portion of their shares.

To summarize the benefits of this plan:

• Shares purchased by the Plan are automatically deposited with The Bank of New York, agent for the participants.

• Under the Plan, you save brokerage commission on your purchases.

• You may make cash deposits for investment in additional shares of Standard Register Common

   Stock.

• Your participation in the Plan is entirely voluntary.  You may terminate it at any time at your option.

• You will receive periodic statements detailing every investment transaction in your account.

• You earn dividends on all full and fractional shares credited to your account.

• You realize full shareholder rights and privileges on the reinvested shares.

We hope you will review the enclosed information and find this service useful.  You may enroll in the Plan by completing and mailing the authorization card enclosed with this document.  If you have any questions, please contact The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York 10286-1258, 1.800.524.4458 or Standard Register’s Shareholder Relations at 937.221.1506.

Sincerely,

/s/ Dennis L. Rediker

Dennis L. Rediker

President and Chief Executive Officer

Table of Contents

To Our Shareholders

Plan Highlights

2

Questions & Comments

3

Description Of The Plan

3

Purpose

3

Advantages and Disadvantages of the Plan

3

Administration

4

Participation

4

Optional Investments

6

Costs

7

Purchases

7

Sale Of Plan Shares

8

Dividends

9

Reports To Participants

9

Certificates

9

Termination Of Participation

10

Tax Information

10

Other Information

11

Prospectus

13

Available Information

14

Documents Incorporated By Reference

14

The Company

14

Use Of Proceeds

15

Experts

15

Legal Opinions

15

Indemnification

15

Plan Highlights

Eligibility

All shareholders of record are eligible to participate in the Plan.  If your shares are held by a broker, bank or other nominee and you wish to participate, you must either have the shares that you wish to enroll in the Plan transferred to your name or direct the holder to join the Plan.

Enrollment

To enroll in the Plan, make optional cash investments, sell Plan shares, transfer Plan shares, certificate deposits or withdrawals, mail the tear off section of your transaction advice or account statement to: The Bank of New York, Dividend Reinvestment Department, P.O. Box 1958, Newark, New Jersey 07101. Additionally, you can download the Plan prospectus, obtain other selected Plan forms, or enroll on-line using The Bank of New York’s website using www.stockbny.com.

Purchase of Common Stock

After an account has been established in your name, The Bank of New York as agent for the Plan Participants, receives funds from any dividends on full and fractional shares credited to your account, as well as any cash contributions you have made.  These funds are then used by The Bank of New York to purchase shares of Standard Register Common Stock.  Account balances will reflect all full and fractional shares credited to you.

Taxation

Participation in the Plan does not relieve you of income tax liabilities which may be payable on dividends.

Optional Cash Purchases

You may elect, any time, to make additional cash contributions to your account in amounts not less than $25 and not more than $60,000 per year.  These contributions must be sent to The Bank of New York accompanied by the Stock Purchase Form furnished by The Bank of New York with your regular statements.  Optional investments will be invested once a month.  Contributions received later than the first day of the month will be invested at the next month’s regular investment date or at the next dividend reinvestment date, if that date occurs earlier and is more than five business days after receipt of the cash.

Pending investment, all optional cash payments will be held in a non-interest bearing account maintained by The Bank of New York.

Optional cash investments must be made either by Electronic Funds Transfer (EFT) or check drawn on a US Bank, in US currency, payable to The Bank of New York–Standard Register. Cash, third party checks, money orders or travelers checks will not be accepted. In the event that a Participant’s optional cash investment check or EFT is returned unpaid for any reason, the participant will be charged a $20.00 return fee. Further, the Bank will immediately remove from the Participant’s account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds plus the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Bank reserves the right to sell such additional shares from any of the Participant’s accounts maintained by the Bank as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such additional shares may, in some cases, yield an amount greater than that necessary to recover in full the uncollected balance plus the return fee. If this occurs, only amounts in excess of $7.50 will be remitted to the participant.

Account Statement

The Bank of New York will mail a detailed account statement to you as soon as practicable confirming each purchase of Standard Register Common Stock made in your name.

Cost

You pay only the transaction costs for shares sold from the Plan.  The Plan pays all brokerage commissions on purchases. Purchases and sales of shares pursuant to the Plan which are made in the open market are usually transacted through a broker affiliated with The Bank of New York (the “Affiliated Broker”). The Affiliated Broker will receive brokerage commissions from the Company for purchases and from the shareholder for sales.

Amendments to the Plan

Standard Register has the authority to amend the Plan by mailing a notice to all Participants at least 30 days prior to the effective date of the amendment, provided that amendments are not made more than once in any six-month period.

Termination

You may terminate your account at any time by giving written notice to The Bank of New York.  Termination notices must be received at least five days prior to a dividend record date.  Upon terminating your participation in the Plan, you may elect, in writing, to receive certificates representing your full Plan shares plus cash for fractional shares, or cash for all full and fractional shares credited in your account.  At any time that shares are sold from your account, you will receive the proceeds less the current processing fee of $0.05 per share, which includes brokerage commissions.

This Document Constitutes Part of a Prospectus Covering Securities

that have been Registered Under the Securities Act of 1933.

Questions & Comments

Questions or comments you have concerning the Plan should be directed to:

The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York 10286-1258, 1.800.524.4458

Description of the Plan

The Company’s Dividend Reinvestment and Common Stock Purchase Plan was approved by the Company’s Board of Directors on July 20, 1995.  The terms and conditions of the Plan are set forth in the following questions.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide record owners of Common Stock and all employees and board members of the Company and its subsidiaries with a simple and convenient way of investing regular cash dividends and additional payments in shares of Common Stock without payment of any brokerage commissions or service charges.

Advantages and Disadvantages of the Plan

2. What are the primary advantages and disadvantages of the Plan?

Participants in the Plan can:

• Reinvest automatically all or part of cash dividends in Common Stock.

• Invest payments from $25 to $60,000 per year per participant in Common Stock.

• Avoid charges for brokerage commissions or fees on all purchases through the Plan.

• Invest the full amount of all regular cash dividends and optional investments since a fractional share is allowed to be held under the Plan.

• Avoid cumbersome safekeeping requirements through the free custodial service of the Plan.

• Avoid the inconvenience and expense of recordkeeping through free reporting provisions of the

                 Plan.

Shares will be held in the Plan and certificates not issued except on request, thereby limiting:

• The ability to pledge or assign the stock.

• The ability to obtain margin credit.

• The ability to affect sales other than through the Plan. Purchases of Standard Register common stock associated with optional cash investments are expected to take place monthly.

                 Reinvestment of dividends will take place as soon as practicable on or after the payment of the dividend.

Administration

3. Who is the Agent for the Plan?

The Bank of New York, is the Agent.  In this capacity, it administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan.  Shares purchased through the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.

The Agent’s mailing address is as follows:

The Bank of New York, Dividend Reinvestment Department, P.O. Box 1958, Newark, New Jersey 07101-9774.

The Agent may at any time resign by giving 90 days written notice to the Company or be removed by the Company upon 90 days written notice by the Company to the Agent.  If a vacancy occurs in the office of Agent, the Company shall appoint a successor Agent.  Questions regarding the Plan can be directed to either the Corporate Secretary of the Company, 937.221.1506 or the Agent, 1.800.524.4458.

Participation

4. Who is eligible to participate?

All record owners of Common Stock are eligible to participate in the Plan.  In addition, all employees and board members of the Company and its subsidiaries are eligible to participate whether or not the employee or board member is currently a shareholder.

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) must become owners of record by having the number of shares they wish to have in the Plan transferred into their names.  Or, they can make arrangements with the nominees or other holders of record to participate in the Plan on behalf of such beneficial owners.

Shareholders may participate with respect to all or less than all of their shares.

5. How does a shareholder become a participant?

An eligible shareholder can join the Plan by completing a Shareholder Authorization Card and returning it to the Agent at the address provided in Question 3. Authorization Cards can be obtained at any time by contacting the Corporate Secretary of the Company, the Agent or accessing the Agent’s website using www.stockbny.com.

If you are a beneficial holder, contact your broker, bank or other nominee for information about participating in the Plan.

6. How does an employee become a participant?

All employees, whether or not they currently own shares, can elect to participate in the Plan through payroll deductions by completing an Employee Enrollment Form and returning it to the Employee Benefits Department in Dayton, Ohio.  The Enrollment Form may be obtained from Employee Benefits.  In addition, employees who are or become record shareholders of the Company can also reinvest dividends on these shares through the Plan by completing a Shareholder Authorization Card and returning it to the Agent.

7. How does a board member become a participant?

All board members, whether or not they currently own shares, can elect to participate in the Plan with investment of director’s fees (including regular and special meeting fees and retainer fees) by completing a Board Member Enrollment Form and returning it to the Corporate Secretary.  The Enrollment Form may be obtained from the Corporate Secretary.  In addition, board members who are or become record shareholders of the Company can also reinvest dividends on these shares through the Plan by completing a Shareholder Authorization Card and returning it to the Agent.

8. What participation options are available?

All shares of Common Stock purchased through the Plan, whether by reinvested dividends, optional investments, payroll deductions or directors’ fees, will be held for participants in the Plan and the dividends on these shares will be reinvested automatically.

Shareholder Options

By marking the appropriate box on the Shareholder Authorization Card, a shareholder of record may choose among the following investment options:

(a)

To reinvest automatically cash dividends on all or less than all shares of the Common Stock of which you are the owner of record.

(b)

To reinvest automatically cash dividends on all shares of Common Stock of which you are the owner of record and also make optional investments in amounts ranging from $25 minimum to a cumulative $60,000 maximum per year per participant.

(c)

To reinvest automatically cash dividends on less than all of the shares registered in your name (a specified number of whole shares) and continue to receive cash dividends on the remaining shares and also make optional investments in amounts ranging from a $25 minimum to a cumulative $60,000 maximum per year per participant.

(d)

To invest by making only optional investments in amounts ranging from a $25 minimum to a cumulative $60,000 maximum per year per participant.

Employee Options

By completing an Employee Enrollment Form, an employee may authorize purchases of shares through regular monthly payroll deductions which range from a $25 minimum to a $60,000 maximum per year.  Participating employees may also make optional investments in addition to their purchases by payroll deductions.  However, the minimum of payroll deductions and optional investments must be $25 each, and the total of payroll deductions and optional investments may not exceed $60,000 per year per employee.

Employees who are also record shareholders may choose among the following investment options:

(e)

To reinvest dividends on some or all of their shares and/or make optional investments (Shareholder Authorization Card required).

(f)

To purchase shares through payroll deductions and additional optional investments (Employee Enrollment Form required).

(g)

To purchase shares with both reinvested dividends on shares registered in their name only and payroll deductions, as well as having the opportunity to make additional investments (both the Shareholder Authorization Card and the Employee Enrollment Form required).

Board Member Options

By completing a Board Member Enrollment Form, a board member may authorize purchases of shares with director’s fees in amounts which range from a $25 minimum to a $60,000 maximum per year.  Participating board members may also make optional investments in addition to their purchases with director’s fees.  However, the minimum investment of director’s fees and optional investments must be $25 each, and the total of director’s fees and optional investments may not exceed $60,000 per year per board member.

Board members who are also record shareholders may choose among the following investment options:

(h)

To reinvest dividends on some or all of their shares and/or make optional investments (Shareholder Authorization Card required).

(i)

To purchase shares with director's fees and additional optional investments (Board Member Enrollment Form required).

(j)

To purchase shares with both reinvested dividends on shares registered in their name and director’s fees, as well as having the opportunity to make additional investments (both the Shareholder Authorization Card and the Board Member Enrollment Form required).

9. When do investments begin through the Plan?

Shareholder Investments

If a Shareholder Authorization Card specifying reinvestment of cash dividends is received by the Agent at least five business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment.  If the Authorization Card is received after that date, the reinvestment of cash dividends through the Plan will begin with the regular cash dividend payment following the next record date.

Regular cash dividend payment dates usually are the first Friday of March, June, September and December.  The record date for determining shareholders who receive regular cash dividends usually precedes the regular cash dividend payment date by about two weeks. Cash dividends are usually invested on the dividend payment date.

Optional investments will be invested as specified in Question 11.

Employee Investments

For employees to participate through payroll deductions, a completed Employee Enrollment Form must be received by the Employee Benefit Department in Dayton, Ohio by the 15th day of the month in order for payroll deductions to begin in that month.  Payroll deductions will begin as soon as practical after the enrollment form is received.  Deductions for employees will be commingled and sent to the Agent on a monthly basis to be invested in Common Stock on the next Investment Date (see Question 15).

Amounts deducted from payroll will be held in a noninterest-bearing account until the following Investment Date.  You can obtain the return of any payroll deduction by written request received by the Agent at least 48 hours before it is to be invested.

Board Member Investments

For board members to participate through investment of director’s fees, a completed Board Member Enrollment Form must be received by the Corporate Secretary by the 15th day of each month.  Investments will begin the following month on the first Investment Date (see Question 15) after a director fee payment.

10. How can the method of participation be changed after enrollment?

Shareholder Participation

At any time, a record shareholder can change the investment option by completing a new Shareholder Authorization Card and returning it to the Agent.  If you elect to participate through the reinvestment of cash dividends on all shares registered in your name but later decide to reduce the number of shares on which cash dividends are being reinvested or to participate through the optional investment feature only, a Shareholder Authorization Card indicating a change of options must be received by the Agent five business days prior to a particular regular cash dividend record date in order to stop any reinvestment of cash dividends paid on the following dividend payment date.

Shareholder Authorization Cards may be obtained by contacting the Corporate Secretary or the Agent.

To enroll in the Plan, make optional cash investments, sell Plan shares, transfer Plan shares, certificate deposits or withdrawals, mail the tear off section of your transaction advice or account statement to: The Bank of New York, Dividend Reinvestment Department, P.O. Box 1958, Newark, New Jersey 07101. Additionally, you can download the Plan prospectus and obtain other selected Plan forms from The Bank of New York’s website at www.stockbny.com.

Employee Participation

Employees wishing to change the amount of their payroll deduction must submit a written notice to the Payroll Department, Dayton, Ohio, by the 15th day of the month.

Board Member Participation

Board members wishing to change the director’s fee amount being invested must submit a new Board Member Enrollment Form to the Corporate Secretary by the 15th day of any month to be effective the following month.

Enrollment Forms may be obtained by contacting the Corporate Secretary.

Optional Investments

11. When and how can optional investments be made?

Optional investments must be received from a participant by the first day of each month.  Those payments will be applied to the purchase of shares for the account of the participant on the next Investment Date following receipt of the Optional Investment. The Investment Date will be the regular cash dividend payment dates in March, June, September and December and the fifth business day of all other months.

You can make an optional cash investment when joining the Plan by enclosing a check with your enrollment form. Thereafter, all optional investments should be accompanied by the tear off portion of your account statement or transaction advice.

Optional investments can be made by Electronic Funds Transfer (EFT) or by check. Checks must be drawn on a U.S. bank, payable in U.S. dollars to “The Bank of New York–Standard Register”. Mail the check along with the tear off portion of your advice/statement to The Bank of New York, P.O. Box 1958, Newark, New Jersey 07101-9774.

Third party checks, cash, money orders, travelers checks or checks not drawn on a U.S. bank in U.S. dollars will not be accepted and will be returned to the sender.

Participants may contact the Bank to arrange for automated monthly investments via EFT. EFT payments are deducted monthly from the Participant’s designated account at any qualified financial institution that participates in the Automated Clearing House (“ACH”). Deductions are made on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day.

In the event that a Participant’s optional cash investment check or EFT is returned unpaid for any reason, the participant will be charged a $20.00 return fee. Further, the Bank will immediately remove from the Participant’s account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds plus the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Bank reserves the right to sell such additional shares from any of the Participant’s accounts maintained by the Bank as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such additional shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee. If this occurs, only amounts in excess of $7.50 will be remitted to the participant.

No interest will be paid on optional payments pending investment.  Optional investments received by the Agent after the first day of the month will be held until the following month Investment Date.  The Company recommends that optional investments be sent so as to be received shortly before the first day of the month.  You may obtain the return of any optional investments by written request received by the Agent at least 48 hours before it is to be invested.

12. What are the limitations on making optional investments?

Any optional investments you wish to make must be not less than $25 per year nor more than $60,000 per year.

Shareholder Limitations

Shareholders who purchase shares through EFT cannot make an additional optional investment by check in an amount which, when combined with the automatic bank draft, would exceed the $60,000 per year limit.

Employee Limitations

Employees who purchase shares through payroll deduction cannot make an additional optional investment in an amount which, when combined with the amount of their monthly payroll deduction, would exceed the $60,000 per year limit.

Board Member Limitations

Board members who purchase shares through investment of director’s fees cannot make optional investment in an amount which, when combined with the director’s fees invested in the Plan, would exceed the $60,000 per year limit.

Costs

13. Are there any expenses to participants in connection with purchases or sales through the Plan?

You will incur no brokerage commissions or fees for purchases made through the Plan.  All administrative costs of the Plan will be paid by the Company. Sales of shares made through the Plan will be assessed a service fee of $.05 per share.

Purchases

14. How many shares of Common Stock will be purchased for a participant, and what is the source of shares purchased through the Plan?

The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of regular cash dividends reinvested and any optional investments, payroll deductions or director’s fees), divided by the purchase price per share (see Question 16).

Shares purchased through the Plan will be, at the Company’s option, newly issued shares, treasury shares or shares purchased on the New York Stock Exchange.

15. When will shares of Common Stock be purchased through the Plan?

The Investment Dates are the regular cash dividend payment dates in March, June, September and December, which are usually the first Friday of these months, and the fifth business day of all other months.  On dividend payment dates your dividends and optional investments will be co-mingled for the purchase of shares.

Purchases of shares with optional investments, payroll deductions and director’s fees will be made monthly on each Investment Date.  Purchases of shares with reinvested dividends will be made only on the Investment Dates in March, June, September and December.

You will become the owner of the shares purchased for you through the Plan on the Settlement Date.  However, for federal income tax purposes, the holding period will commence on the following day.

16. At what price will shares of Common Stock be purchased through the Plan?

The Plan Administrator will, at the Company’s direction, purchase shares for the Plan on the New York Stock Exchange or directly from the Company from newly issued on treasury shares. If shares are purchased from the Company, the price per share will be the average of the high and low sales prices for the Common Stock on the New York Stock Exchange for the most recent trading day prior to the date of purchase.

When shares are purchased on the open market, purchases may be executed in multiple transactions and may be traded on more than one day depending on the amount of the investment and current trading volumes. The price per share will always be the average weighted price for all shares purchased for the Plan on the trade date or dates.

Open market purchases are usually made through a broker affiliated with The Bank of New York (the “Affiliated Broker”). The Affiliated Broker will receive brokerage commissions.

Sale of Plan Shares

17. How and when can shares of Common Stock be sold?

You can sell all or part of your shares of Common Stock held by the Plan in either of two ways.  First, you may request certificates for your full shares and arrange for the sale of these shares through a broker-dealer of your choice (see Question 21).  Alternatively, you can request that the Agent sell for you some or all of your shares held by the Plan. You may instruct the Bank to sell some or all shares held in your Plan account by one of the following methods:

•Sale Orders via IVR System

You may instruct the Bank to sell some or all of your Plan shares by placing a sale order via the

 Interactive Voice Response (“IVR”) system. To place a sale order, contact the Bank, toll-free, at

 1-800-524-4458. Simply enter your social security number or taxpayer ID at the prompt and select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

•Sale Orders via Internet

You may instruct the Bank to sell some or all of your Plan shares by placing a sale order via the

Internet. To place a sale order, you will first need to request a PIN by visiting our website at

www.stockbny.com.

•Sale Orders via Mail

You may instruct the Bank to sell some or all of your Plan shares by completing and signing the tear off portion of your account statement and mailing the instructions to the Bank. If there is more than one name or owner on the Plan account, all Participants must sign the tear off portion of the account statement.

All sales of shares will be made in the open market on the exchange on which the shares are traded. Sales are usually made through an Affiliated Broker. The Affiliated Broker will receive brokerage commissions. The price per share cannot be determined prior to the sale. The price per shares sold will reflect a service fee of $.05 per share which includes brokerage commission, and shall always be the average weighted price for all shares sold for the Plan on the trade date or dates less the per share service fee. Sales are made at least once a week. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares less applicable taxes, transaction fees and brokerage commissions will normally be mailed to you by first class within two (2) business days after the final trade settlement date.

18. When will shares of Common Stock be sold?

You can sell some or all of your shares held in the Plan by mailing the tear off form on your Plan statement to The Bank of New York. Sales are made at least once a week. The Bank aggregates all requests to sell shares received from Plan participants and then sells the total number of shares on the open market. Depending on the number of shares being sold and trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. Your sales price will reflect a per share service fee which includes brokerage commissions and will be the weighted average price received by the Bank for all Plan sales made on the day or days on which your shares are sold. Please note that The Bank of New York cannot accept instructions to sell on a specific day or at a specific price.

Sales are usually made through a broker affiliated with The Bank of New York (“Affiliated Broker”). The Affiliated Broker will receive brokerage commissions.

The Bank will mail you a check for the net proceeds from the sale of your shares, less applicable fees, taxes and brokerage commissions, within three business days after the final trade settlement date.

Dividends

19. Will participants be credited with dividends on shares held in their Plan accounts?

The Agent will receive the regular dividends (less the amount of tax withheld, if any) for all Plan shares held on the regular dividend record date and credit them to participants’ accounts on the basis of full shares and any fractional share held.  These dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment.  Participants who wish to receive dividends in cash on shares purchased through the Plan must request certificates for those full shares so that they will be registered in their own name (see Question 21).

Reports to Participants

20. What reports will be sent to participants in the Plan?

As soon as practicable after each transaction, you will receive a statement showing account information, including amounts invested, purchase and sale prices, and shares purchased and sold.  This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes.  In addition, you will receive the same material sent to every other holder of Common Stock, including the Company’s annual and quarterly reports to shareholders, proxy statements and information for income tax reporting.

Certificates

21. Will certificates be issued for shares of Common Stock purchased through the Plan?

Certificates for shares of Common Stock purchased through the Plan will not be issued unless you request them.  All shares credited to your Plan account will be issued to the Agent or its nominee as your agent.  The number of shares credited to your account will be shown on your account statement.  This convenience protects against loss, theft or destruction of stock certificates and reduces the costs to be borne by the Company.

A certificate for any number of whole shares credited to your Plan account will be issued upon written request, and the shares represented by that certificate will be withdrawn from your account.  Your written request should be mailed to the Agent.

Certificates for a fractional share will not be issued under any circumstances.

Shares credited to your account may not be assigned or pledged.  If you wish to assign or pledge the whole shares credited to your account, you must request that certificates for those shares be issued to you.

Plan accounts are maintained in the name in which shareholder of record certificates are registered at the time you joined the Plan or the employee or board member name as entered on the respective enrollment forms.  Consequently, certificates for shares will be registered in the same manner when issued to you.

Termination of Participation

22. How can a shareholder, employee or board member terminate participation in the Plan?

If your notice of termination is received on or after the 5th business day prior to the regular cash dividend record date (normally preceding the regular cash dividend payment date by about two weeks) for the next regular cash dividend, that cash dividend will be reinvested for your account.  Your account will then be terminated and all subsequent cash dividends on those shares will be paid to you.

When electing to terminate participation in the Plan, any optional investments received before the Agent receives your notice of termination will be invested for your account unless you specifically request return of the payment prior to 48 hours before the next Investment Date.

Additionally, when you terminate participation in the Plan or if the Company terminates the Plan, you may direct the Agent to sell all full and fractional shares in your account or receive a certificate for all full shares and cash for any fractional share.  If written notification is not received by the Agent upon termination of the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made to you for any fractional share.

23. What happens if an employee terminates employment with the Company or one of its subsidiaries?

Termination of employment does not automatically terminate participation in the Plan.  Dividends on shares held in the Plan for an employee who leaves the Company or one of its subsidiaries will continue to be reinvested until the former employee terminates participation in the Plan.  Of course, investment through payroll deductions is no longer possible once the employee terminates employment.  Investing can continue in the Plan with optional investments.

24. What happens if a board member terminates service with the Company or one of its subsidiaries?

Termination of service does not automatically terminate participation in the Plan.  Dividends on shares held in the Plan for a board member who terminates service with the Company or one of its subsidiaries will continue to be reinvested until the former board member terminates participation in the Plan.  Of course, investment through director's fees is no longer possible once the board member terminates service.  Investing can continue in the Plan with optional investments.

25. What happens if a participant in the Plan dies or becomes legally incompetent?

Upon receipt by the Agent of notice of death or adjudicated incompetency of a participant, no further purchases of shares of Common Stock will be made for the account of such participant.  The shares and cash held by the Plan for the participant will be delivered to the appropriate person upon receipt of evidence satisfactory to the Agent of the appointment of a legal representative and instructions from the representative regarding delivery.

Tax Information

26. What are the federal income tax consequences of participating in the Plan?

All dividends paid to you, whether or not they are reinvested automatically under the Plan are considered taxable income to you in the year they are paid. The total amount will be reported to you on a Form 1099 and to the Internal Revenue Service shortly after the close of each year.

All Standard Register shares that are sold through The Bank of New York will also be reported to the IRS as required by law. Any profit or loss you incur should be reflected when you file your income tax returns. A transfer of shares to the Plan or withdrawal of shares, which are not actually sold, will not generate a gain or loss for federal income tax purposes.

Be sure to keep your Plan statements for income tax purposes. If you have any questions about the tax treatment of any transaction or your participation in the Plan, please consult your tax advisor.

In the case of foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants less the amount of tax required to be withheld, will be applied to the purchase of shares of Common Stock through the Plan.  Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan.  The Company and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

The foregoing is only an outline of the Company’s understanding of some of the applicable federal income tax provisions. For specific information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations thereof, you should consult your own tax advisers.

Other Information

27. What happens if a participant sells a portion of the shares of Common Stock registered in the participant’s name?

If you have authorized the reinvestment of cash dividends on all shares registered in your name and then dispose of a portion of those shares, the cash dividends on the remaining shares will continue to be reinvested.

When your authorization specifies reinvestment of cash dividends on part of the shares registered in your name and then you dispose of a portion of those registered shares, the cash dividends on the lesser of the number of shares with respect to which reinvestment of cash dividends was originally authorized or all of the shares which remain in your name, will continue to be reinvested.

28. What happens when a participant sells or transfers all of the shares registered in his or her name or stops all purchases?

If you dispose of all shares registered in your name with respect to which you participate in the Plan or stop purchases through payroll deductions, investment of directors’ fees and optional investments, the cash dividends on the shares credited to your Plan account which remain in the Plan will continue to be reinvested.

29. If the Company has a rights offering, how will rights on the Plan shares be handled?

If the Company makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to participants based on the number of shares (including any fractional interest to the extent practicable) held in their Plan account on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

30. What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by the Company on shares of Common Stock held for your Plan account will be credited to your account in the Plan.

If you are participating in the Plan with all of your shares, a stock dividend or split shares distribution will increase automatically by that amount the number of shares held in your name on which cash dividends are being reinvested.

If you are participating in the Plan with less than all of your shares, a stock dividend or split shares distribution will not change automatically the number of shares on which cash dividends are being reinvested.  To change the number of shares on which cash dividends are being reinvested, a new Authorization Card must be completed and returned to the Agent.

31. How will a participant’s shares be voted at meetings of shareholders?

You will receive a proxy indicating the total number of shares of your Common Stock, including, shares of Common Stock registered in your name and shares of Common Stock credited to your Plan account.

If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted as marked.

If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares, including those registered in your name and those held for you by the Plan, will be voted in accordance with the recommendations of the Board of Directors of the Company.  If the proxy is not returned, or if it is returned unexecuted or improperly executed, your shares will be voted only if you vote in person.

32. What is the responsibility of the Company and the Agent for the Plan?

The Agent has no responsibility with respect to the preparation and contents of this Prospectus.  Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of (i) failure to terminate a participant’s account upon the participant’s death prior to the receipt of notice in writing of the death, (ii) the prices and times at which shares of Common Stock are purchased or sold for the participant’s account or (iii) fluctuations in the market value of the Common Stock.  Provided, however, that these statements do not extend to violations of applicable federal and state securities laws.

Neither the Company nor the Agent can assure any participant of a profit or protect any participation against a loss on the shares purchased or sold by him or her through the Plan.

The Plan is neither subject to the provisions of the Employee Retirement Income Security Act of 1974 nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

33. Who regulates and interprets the Plan?

The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

34. May the Plan be changed or discontinued?

The Plan was established by the Company in March 1996, pursuant to a resolution of its Board of Directors dated July 20, 1995.  The Company reserves the right to suspend, modify or terminate the Plan at any time.  Notice of any suspension, modification or termination will be mailed to all participants in the Plan.

P R O S P E C T U S

1,000,000 Shares

The Standard Register Company

600 Albany Street

Dayton, Ohio 45408

Telephone: 937.221.1000

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

COMMON STOCK

($1.00 Par Value)

The Standard Register Company (“Company”) is offering its Dividend Reinvestment and Common Stock Purchase Plan (“Plan”) to all shareholders of record of its Common Stock (“Common Stock”) and to all employees and board members of the Company and its subsidiaries.  The Plan provides the opportunity to reinvest automatically regular cash dividends in shares of Common Stock and to make additional purchases of Common Stock with amounts ranging from $25 to $60,000 per year per participant.

This Prospectus relates to 1,000,000 shares of Common Stock, par value of $ 1.00 per share, of the Company registered for purchase under the Plan.

This Prospectus may not be used by affiliates of the Company, as defined in Rule 405 under the Securities Act of 1933 (“Securities Act”), for the reoffer or resale of securities acquired pursuant hereto.  Such persons may reoffer or resell shares covered by this Prospectus only pursuant to Rule 144 under the Securities Act or other appropriate exemption or pursuant to an effective registration statement and a separate prospectus prepared in accordance with the requirements of an applicable registration statement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE

COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON

THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY

REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.

The date of this Prospectus is July 20, 1995.

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549. Copies can be obtained by mail from the Securities and Exchange Commission at prescribed rates.  Requests should be directed to the Commission’s Public Reference Section at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549.  Reports can also be inspected at the office of the New York Stock Exchange, on which the Common Stock is traded, at 20 Broad Street, New York, New York 10006. The Company files certain documents with the Securities and Exchange Commission electronically and these documents may be inspected and copied at the Securities and Exchange Commission’s website at http://www.sec.gov.

The Company has filed a Registration Statement on Form S-3 (the “Registration Statement”) with the Commission under the Securities Act of 1933 (the “Securities Act”).  This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the Rules and Regulations of the Commission.  For further information pertaining to the Company, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the offices of the Commission.

Documents Incorporated by Reference

The following documents are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K dated December 31, 1995; and

2. The Company’s Quarterly Report on Form 10-Q dated April 30, 1996; and

3. The description of the Common Stock contained on the Company’s Form 8-A Registration Statement under the Securities Exchange Act of 1934 effective May 13, 1996.

All documents subsequently filed by the Company after the date of this Prospectus pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing.  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein or any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Any person to whom a copy of this Prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the documents this Prospectus incorporates by reference).  Requests should be made to the Corporate Secretary at the Company’s principal executive offices at 600 Albany Street, Dayton, Ohio 45408.

The Company

The Standard Register Company began operations in 1912 in Dayton, Ohio.  Throughout Standard Register’s history, our core business has been providing solutions to improve business processes and the flow of information. It started with the autographic register, a system that automated the processing of bills, receipts, and other forms. Since then, we have expanded our products and services to include the design, production, management, and distribution of printed and electronic documents; label solutions; data-capture systems; document security; fulfillment and other outsourcing services; e-business solutions; and consulting services.

The Company’s Common Stock is traded on the New York Stock Exchange.

The Company’s principal executive offices are located at 600 Albany Street, Dayton, Ohio 45408, telephone 937.221.1000.

This Prospectus relates to Common Stock offered by the Company pursuant to the Plan.  The shares of Common Stock which will be used pursuant to the terms of the Plan may be authorized and unissued, treasury shares or shares purchased in the open market.

Use of Proceeds

The Company cannot calculate the number of shares of Common Stock that it will ultimately sell under the Plan or the prices at which those shares will be sold.  When shares are purchased pursuant to the Plan directly from the Company, proceeds from such sales will be used for general corporate purposes.

Experts

The consolidated financial statements of The Standard Register Company and Subsidiaries for the three years ended January 1, 1995, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Battelle & Battelle LLP.  The financial statements referred to above have been incorporated in this Prospectus and in the Registration Statement in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

Legal Opinions

The validity of the shares of Common Stock of the Company offered hereby has been passed upon for the Company by Keating Muething & Klekamp, Cincinnati, Ohio.

Indemnification

Insofar as indemnification for liabilities owing under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

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